American States Water Company Announces
Final Decision by the CPUC in Its Water Utility
General Rate Case Proceeding

San Dimas, California, February 4, 2025….American States Water Company (NYSE:AWR) announced that on January 30, 2025, the California Public Utilities Commission (“CPUC”) adopted a final decision in connection with the general rate case at AWR’s regulated water utility subsidiary, Golden State Water Company (“GSWC”).

The final decision in GSWC’s general rate case proceeding will set new water rates for the years 2025 – 2027. The assigned administrative law judge at the CPUC had issued a proposed decision on November 15, 2024 that adopted a settlement agreement between GSWC and the Public Advocates Office at the CPUC with new rates effective January 1, 2025. The proposed decision also addressed the unresolved issues related to GSWC’s requests for certain regulatory mechanisms. Among other things, the proposed decision rejected GSWC’s request for the continuation of a sales reconciliation mechanism, which would allow GSWC to adjust its sales forecast throughout the general rate case cycle to address significant fluctuations in consumption. On December 27, 2024, an alternate decision was issued by the assigned Commissioner that instead approved GSWC’s request to continue this mechanism. No other material changes were made to the proposed decision. The final decision is consistent in all material respects with the alternate decision issued on December 27, 2024. Subsequent to receiving the final decision, GSWC filed for the implementation of new 2025 rate increases that went into effect on February 1, 2025.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “should” and similar phrases and expressions, and variations or negatives of these words. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors, including those described in greater detail in the company’s filings with the SEC, particularly those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are encouraged to review the company’s filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this press release and except as required by law, the company does not undertake any obligation to publicly update or revise any forward-looking statement.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in ten states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 264,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,900 customer connections in the City of Big Bear

Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on twelve military bases throughout the country under 50-year privatization contracts with the U.S. government and one military base under a 15-year contract.

AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 70 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has grown its quarterly dividend rate at a compound annual growth rate (“CAGR”) of 8.8% over the last five years through 2024 and achieved a 10-year CAGR of 8.0% in its calendar year dividend payments through 2024. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707